EXHIBIT 10.1
TREEHOUSE FOODS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

TREEHOUSE FOODS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

TREEHOUSE FOODS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
PREAMBLE
     WHEREAS, the TreeHouse Foods, Inc. (the “Company”), a Delaware corporation, desires to establish a plan to be known as the TreeHouse Foods, Inc. Executive Deferred Compensation Plan (the “Plan”) for the exclusive benefit of a select group of management and highly compensated employees of the Company and its affiliates to provide an additional means by which such employees may defer funds for their retirement;
     WHEREAS, the American Jobs Creation Act of 2004 imposes new restrictions on deferred compensation arrangements for compensation earned after 2004;
     NOW, THEREFORE, the Company hereby adopts the Plan to read as follows:
ARTICLE I
DEFINITIONS
     1.1 “Account” shall mean the individual bookkeeping record established by the Committee showing the monetary value of the interest in the Plan of each Participant or Beneficiary.
     1.2 “Affiliate” shall mean a member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is a member; and any entity otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code or the regulations issued thereunder; and any other entity in which the Company has an ownership interest and to which the Company elects to make participation in the Plan available.
     1.3 “Annual Compensation” shall mean the salary, bonuses and commissions paid or accrued by the Company or an Affiliate to an employee as remuneration for personal services rendered during each Plan Year, as reported on the employee’s federal income tax withholding statement or statements (IRS Form W-2 or its subsequent equivalent), together with any amounts not includable in such employee’s gross income pursuant to Sections 125 or 402(g) of the Code, and any amounts deferred by such employee pursuant to Section 3.1 hereof. The term “Annual Compensation” shall also include any amounts paid as director’s fees to members of the Board or members of the board of directors of an Affiliate.
     1.4 “Beneficiary” shall mean the Beneficiary designated by each Participant under the 401(k) Plan; provided, however, that a Participant may designate a different Beneficiary hereunder by delivering to the Committee a written beneficiary designation, in the form provided by the Committee, and executed specifically with respect to this Plan.
     1.5 “Board” shall mean the Board of Directors of the Company.
     1.6 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
     1.7 “Committee” shall mean the Compensation Committee of the Board.
     1.8 “Company” shall mean TreeHouse Foods, Inc. or its successor or successors.
     1.9 “Disability” shall mean the Participant either (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     1.10 “Effective Date” shall mean August 1, 2005.
     1.11 “401(k) Plan” shall mean the TreeHouse Foods, Inc. 401(k) Plan.
     1.12 “Participant” shall mean an individual who has been designated by the Committee as being eligible to participate in the Plan.
     1.13 “Performance-Based Compensation” shall mean compensation earned by a Participant based on satisfaction of variable and contingent individual or organizational performance criteria not readily ascertainable at the time the election is made and is based on services to be performed over a period of at least 12 months.
     1.14 “Performance Period” shall mean the period over which Performance-Based Compensation is earned.
     1.15 “Plan” shall mean the TreeHouse Foods, Inc. Executive Deferred Compensation Plan set forth in this document, as it may be amended from time to time.
     1.17 “Plan Year” shall mean the twelve-month period beginning each January 1 and ending each December 31, provided that the initial Plan Year shall mean the period beginning on the Effective Date and ending on December 31, 2005.
     1.18 “Valuation Date” shall mean each business day on which the financial markets are open for trading activity or such other dates as may be established by the Committee.

ARTICLE II
ELIGIBILITY
     Participation in the Plan shall be made available to a select group of individuals, as determined by the Board or the Committee, who are providing services to the Company or an Affiliate in key positions of management and responsibility. Participation in the Plan shall also be made available to members of the Board and any outside directors of subsidiaries of the Company. Such individuals may elect to participate hereunder by executing a participation agreement in such form and at such time as the Committee shall require, provided that each participation agreement shall be executed no later than the day immediately preceding the Plan Year for which an individual elects to make contributions to the Plan in accordance with the provisions of Section 3.1 hereof for compensation other than Performance-Based Compensation, and not later than six months before the end of the Performance Period, for Performance-Based Compensation. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, he may elect to participate in the Plan by executing a participation agreement, in such form as the Committee shall require, within thirty (30) days after the date on which he is notified by the Committee of his eligibility to participate in the Plan or, with respect to Performance-Based Compensation, such later date as is specified in the preceding sentence. The election to participate in the Plan for a Participant first enrolled during a Plan Year shall become effective as of the first full payroll period beginning on or after the Committee’s receipt of his participation agreement. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder.
ARTICLE III
CREDITS TO ACCOUNT
     3.1 For any Plan Year, a Participant may, in the manner and at the time prescribed by the Committee, irrevocably elect to defer a portion of the Annual Compensation otherwise payable to such Participant with respect to such Plan Year, not to exceed the maximum amount established by the Committee. Any amount deferred, pursuant to this Article III, from the Annual Compensation otherwise payable to a Participant shall be credited to the Account of such Participant as soon as practicable after the date on which such amounts would otherwise have been paid to the Participant.
     3.2 At the time of making the deferrals elections described in Section 3.1 and at such other times as is allowed by the Committee, the Participant shall designate, on a form provided by the Committee, the types of investments in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. On a quarterly or other basis selected by the Committee, the Committee shall credit to each Participant’s Account an amount equal to the interest, earnings or losses that would have resulted to the Account if the amounts credited to the Account were invested as elected by the Participant.

ARTICLE IV
BENEFITS
     4.1 After the death of a Participant, the Beneficiary of such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, determined as of the Valuation Date coincident with or preceding the date of distribution.
     4.2 After the Disability of a Participant, such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, determined as of the Valuation Date coincident with or preceding the date of Disability. Such amount shall be payable to the Participant at the time and in the manner determined by the Committee.
     4.3 After a Participant’s employment terminates or such Participant ceases to be a member of the Board or a board of directors of a subsidiary for any reason other than death or Disability, such Participant shall be entitled to the entire value of all amounts credited to the Account of such Participant, determined as of the Valuation Date coincident with or preceding the date of distribution.
     4.4 To the extent allowed by regulations issued by the U.S. Department of the Treasury, if there is a change in the ownership or effective control of the employer of the Participant (or the employer’s parent) or in the ownership of a substantial portion of the assets of the employer of the Participant (hereinafter collectively called a “Change in Control”), the Plan shall distribute the Accounts of all Participants employed by such employer or its subsidiaries impacted by such Change in Control, in a single lump sum within 30 days after such Change in Control or at such later date as is required by such regulations. The determination of whether a Change in Control has occurred and whether a distribution may be made to the Participants shall be made based on the definition of a Change in Control that is found in the regulations issued by the U.S. Department of the Treasury under Section 409A of the Code, which regulations are incorporated herein by reference.
ARTICLE V
PAYMENT OF BENEFITS AT TERMINATION
     5.1 In the case of a Participant who terminates employment with the Company or ceases to be a member of the Board or an outside director of a subsidiary of the Company, the amount credited to the Participant’s Account (provided it is more than $25,000 or such smaller amount allowed by regulations issued by the U.S. Department of the Treasury) shall be paid in cash, to the Participant, at the time the distribution of the Account is to commence, from among the following optional forms of benefit as elected by the Participant on the form provided by the Company upon his or her initial participation in the Plan:
     (1) a lump sum distribution;
     (2) substantially equal annual installments over five (5) years; or

     (3) substantially equal annual installments over ten (10) years.
     Notwithstanding the Participant’s distribution election, if the amount credited to a Participant’s Account is equal to or less than $25,000 (or such smaller amount allowed by regulations issued by the U.S. Department of the Treasury), at the time distribution of the Account is to commence, payment will be made in a lump sum, and even if installment payments have commenced under this Section 5.1, at such time as the value of such remaining amounts is $25,000 (or such smaller amount allowed by regulations issued by the U.S. Department of the Treasury), all remaining amounts credited to a Participant’s Account shall be distributed in a lump sum.
     Payment shall commence as soon as practicable following the Participant’s termination of employment with the Company or termination as a member of the Board or a director of a subsidiary of the Company, or, if so elected by the Participant in the Participant’s deferral election form provided by the Committee, as soon as practicable during the calendar year following the year in which such event occurs. Notwithstanding the foregoing, if the Participant is a “specified employee”, as that term is used in Section 409A of the Code, then no distribution shall be made to him or her until the date that is six months after the Participant’s termination of employment with the Company, unless otherwise permitted by Code Section 409A or by regulations issued by the U.S. Department of the Treasury thereunder. If installment payments are made, the unpaid balance of the Participant’s Account shall continue to share in the income and losses attributable thereto during the period for which installment payments are made. To the extent allowed by regulations issued by the U.S. Department of the Treasury, a Participant may modify the time or form of benefit that he or she has previously elected, as long as he or she provides the Committee with written notice at least one (1) year in advance of the effective date of the change and as long as the change postpones the payment(s) at least five years after their scheduled payment date(s).
     5.2 Payment of a Participant’s benefit on account of death shall be made to the Beneficiary of such Participant in a lump sum in cash as soon as practicable following the Committee’s receipt of proper notice of such Participant’s death.
     5.3 Notwithstanding the provisions of Sections 5.1 or 5.2, and to the extent allowed by regulations issued by the U.S. Department of the Treasury, the benefits payable hereunder may be paid before they would otherwise be payable if, based on a change in the federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the U.S. Department of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a Beneficiary, or a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, the Committee determines that a Participant has or will recognize income for federal or state income tax purposes with respect to amounts that are or will be payable under the Plan before they otherwise would be paid. The amount of any payments pursuant to this Section 5.3 shall not exceed the lesser of: (a) the amount in the Participant’s Account or (b) the amount of taxable income with respect to which the tax liability is assessed or determined.

     5.4 The payment of benefits under the Plan shall begin at the date specified in accordance with the provisions of Sections 5.1 and 5.2 hereof; provided that, in case of administrative necessity, the starting date of payment of benefits may be delayed up to thirty (30) days as long as such delay does not result in the Participant’s or Beneficiary’s receiving the distribution in a different taxable year than if no such delay had occurred.
ARTICLE VI
IN-SERVICE WITHDRAWALS
     6.1 In the event of an unforeseeable emergency, a Participant may make a request to the Committee for a withdrawal from the Account of such Participant. For purposes of this Section, the term “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any determination of the existence of an unforeseeable emergency and the amount to be withdrawn on account thereof shall be made by the Committee, in its sole and absolute discretion. However, notwithstanding the foregoing, a withdrawal will not be permitted to the extent that the financial hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Plan. In no event shall the need to send a Participant’s child to college or the desire to purchase a home be deemed to constitute an unforeseeable emergency. No member of the Committee shall vote or decide upon any matter relating to the determination of the existence of such member’s own financial hardship or the amount to be withdrawn on account thereof. A request for a hardship withdrawal must be made in the manner prescribed by the Committee, and must be expressed as a specific dollar amount. The amount of a hardship withdrawal may not exceed the amount required to meet the severe financial hardship plus the amount needed to pay taxes reasonably anticipated as a result of the distribution. All hardship withdrawals shall be paid in a lump sum in cash.
     6.2 On a form prescribed by the Committee, a Participant, prior to the beginning of any Plan Year, can elect to receive that Plan Year’s deferrals made pursuant to Section 3.1, and earnings thereon, at a date specified by the Participant. Such date shall be no earlier than two (2) years from the last day of the Plan Year for which the deferrals are made. A Participant may extend the scheduled in-service withdrawal date for any Plan Year, as long as the Participant provides advance written notice to the Committee at least one year before the scheduled payment date, and such extension is for a period of not less than five years from the previous, scheduled in-service withdrawal date. Any withdrawal under this Section 6.2 shall be made in a single lump sum, in cash.
     6.3 Withdrawals shall be charged pro rata to the investment options in which amounts credited to a Participant’s Account are deemed to be invested pursuant to Section 3.2 hereof.

ARTICLE VII
ADMINISTRATION OF THE PLAN
     7.1 The Plan shall be administered by the Committee. The members of the Committee shall not receive compensation with respect to their services for the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.
     7.2 The Committee shall perform any act which the Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to such member or vote in any case in which the individual right or claim of such member to any benefit under the Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which such person is disqualified.
     7.3 The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorneys’ fees and related costs), in connection with the performance by such member of duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.
     7.4 The Committee shall establish rules and procedures, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in the Plan, shall interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan. All determinations of the Committee shall be conclusive and binding on all employees, Participants and Beneficiaries.
     7.5 Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or by a committee thereof; provided, however, that by resolution, the Board or a committee thereof may delegate to any officer of the Company the authority to take any such actions hereunder.
ARTICLE VIII
CLAIMS REVIEW PROCEDURE

     8.1 In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan (the “Claimant”), the Committee shall provide to the Claimant written notice of the denial within 90 days after the claim is filed (45 days in the case of a Disability claim) unless an extension of time for processing the claim is necessary because more information is needed (or, in the case of a Disability claim, an extension is necessary for reasons beyond the control of the Committee), in which case a decision will be rendered not later than 180 days (75 days in the case of a Disability claim which may be further extended to 105 days if the additional extension is necessary due to reasons beyond the control of the Committee) after the initial receipt of the claim. If such an extension of time for processing the claim is required, written notice of the extension and additional information that is necessary to process the claim will be furnished to the Claimant prior to the expiration of the initial 90-day (or 45-day) period and will indicate the special circumstances requiring an extension of time for processing the claim and will indicate the date the Committee expects to render its decision. In no event will such extension exceed a period of 90 days from the end of the initial period. The notice shall set forth:
(a)	the specific reason or reasons for the denial;

(b)	specific references to pertinent Plan provisions on which the Committee based its denial;

(c)	a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;

(d)	if the claim is a claim for a Disability benefit, the Participant will be notified if an internal rule, guideline, protocol or other similar criterion was relied on by the Committee and the Participant will be provided with a copy of such rule, guideline, protocol, or other criterion free of charge on the Participant’s request. If the claim is a claim for a Disability benefit and the denial is based on a medical necessity or other similar exclusion or limit, the Participant will be provided, free of charge at his or her request, an explanation of how that exclusion or limit and any clinical judgments apply to the Participant’s medical circumstances.

(e)	a statement that the Claimant may:
(i)	request a review upon written application to the Committee;

(ii)	review pertinent Plan documents; and

(iii)	submit issues and comments in writing; and
(f)	that any appeal the Claimant wishes to make of the adverse determination must be in writing and received by the Committee within 60 days (180 days in the case of a Disability claim) after receipt of the Committee’s notice of denial of benefits. The Committee’s notice must further advise the Claimant that failure to appeal the action to the Committee in writing within the 60-day (or 180-day) period will render the Committee’s determination final, binding, and conclusive.
     8.2 If the Claimant should appeal to the Committee, the Claimant, or the duly authorized representative of such Claimant, may submit, in writing, whatever issues and comments such Claimant, or the duly authorized representative of such Claimant, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days (45 days in the case of a Disability claim) of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day (or 45-day) period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days (90 days in the case of a Disability claim) after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. The Claimant will also be entitled to receive, on request and free of charge, access to and copies of all documents, records, and other information relevant to the claim. In addition, if the claim is a claim for a Disability benefit, the Participant will be notified if an internal rule, guideline, protocol or other similar criterion was relied on by the Committee and will be provided with a copy of such rule, guideline, protocol, or other criterion free of charge at your request. If the claim is a claim for a Disability benefit and the denial is based on a medical necessity or other similar exclusion or limit, the Participant will be provided, free of charge at his or her request, an explanation of how that exclusion or limit and any clinical judgments apply to the Participant’s medical circumstances. In the case of a Disability claim, the review on appeal must be made by a different decision-maker from the Committee and that decision-maker cannot give procedural deference to the original decision. If the Claimant is dissatisfied with the Committee’s (or other independent fiduciary’s) review decision, the Claimant has the right to file suit in a federal or state court.
ARTICLE IX
LIMITATION OF RIGHTS
     The establishment of this Plan shall not be construed as giving to any Participant, employee of the Company or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or shares of Company stock or as giving any employee the right to be retained in the employment of the Company. All employees of the Company and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.

ARTICLE X
LIMITATION OF ASSIGNMENT AND PAYMENTS
TO LEGALLY INCOMPETENT DISTRIBUTEE
     10.1 No benefits which shall be payable under the Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.
     10.2 Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.
ARTICLE XI
AMENDMENT TO OR TERMINATION OF THE PLAN
     The Committee and the Board reserve the right at any time to amend or terminate the Plan in whole or in part. No amendment shall have the effect of retroactively depriving Participants or Beneficiaries of rights already accrued under the Plan. Upon termination of the Plan, the Committee may, in its sole and absolute discretion, and notwithstanding any other provision hereunder to the contrary, direct that all benefits hereunder will be paid as soon as administratively practicable thereafter.
ARTICLE XII
GENERAL AND MISCELLANEOUS
     12.1 In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.
     12.2 The Section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

     12.3 The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Illinois unless superseded by federal law.
     12.4 The Company is not required to set aside any assets for payment of the benefits provided under this Plan. A Participant shall have no security interest in any amounts credited hereunder on such Participant’s behalf. It is the Company’s intention that this Plan be construed as a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees.
     12.5 All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant or a Beneficiary which are required to be paid or withheld by the Company.
     IN WITNESS WHEREOF, TreeHouse Foods, Inc has caused this document to be executed on this 1st day of August, 2005.

COMPANY: TREEHOUSE FOODS, INC.
By:	/s/ THOMAS E. O’NEILL
Its: General Counsel, Senior Vice
President, and Chief Administrative Officer